Exhibit 11

THE AES CORPORATION
-------------------

STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE FOR THE YEARS ENDED 1996, 1997 and 1998



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
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                                                                     1996              1997               1998
---------------------------------------------------------------------------------------------------------------------
          ($ in millions, except per share amounts)
BASIC
-----
    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                                   151.5              166.6               177.5
                                                                  -------            -------             -------

    NET INCOME                                                    $   125            $   188             $   307
                                                                  =======            =======             =======

    PER SHARE AMOUNT                                              $  0.83            $  1.13             $  1.73
                                                                  =======            =======             =======

DILUTED
-------
Weighted Average Number of Shares
   of Common Stock Outstanding                                      151.5              166.6               177.5

Net effect of Dilutive Stock Options and
   Warrants Based on the Treasury Stock
   Method Using Ending Market Price                                   2.7                4.4                 4.3

Stock Units Allocated to the Deferred
   Compensation Plans for
   Executives and Directors                                           0.5                0.5                 0.3

Effect of Convertible Debt - Based on
   the If-Converted Method                                            2.5                6.3                 6.9
                                                                  -------            -------             -------

    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                                   157.2              177.8               189.0
                                                                  =======            =======             =======

    NET INCOME                                                    $   125            $   188             $   307

Additional Contribution to Net Income if
  Convertible Debt is fully converted                                   1                 10                   9
                                                                  -------            -------             -------

    ADJUSTED NET INCOME                                           $   126            $   198             $   316
                                                                  =======            =======             =======

    PER SHARE AMOUNT                                              $  0.80            $  1.11             $  1.67
                                                                  =======            =======             =======
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